REQUIREMENTS AGREEMENT

This Requirements Agreement (this "Agreement") is entered into as of February 19, 2003 by and between Drinks Americas Inc., a Delaware corporation having its principal place of business at 372 Danbury Road, Wilton, Connecticut 06897 (hereinafter referred to as "Purchaser"), and Wynn Starr Flavors, Inc., a Nevada corporation having its principal place of business at 5 Pearl Court, Allendale, New Jersey 07401 (hereinafter referred to as "Seller").

RECITALS

WHEREAS, Seller researches, develops and manufactures various flavors used in the preparation of beverages and other similar products;

WHEREAS, Purchaser develops, markets, distributes and sells carbonated, non-carbonated, alcoholic and other specialty beverages directly and indirectly through subsidiaries, affiliates and others; and

WHEREAS, subject to certain terms, exceptions and limitations described herein, Purchaser wishes that Beverages of anyone in the Purchaser Group be flavored by Flavors (as such capitalized terms are defined herein) produced by Seller, and Seller wishes to sell Flavors for the production of Beverages of the Purchaser Group.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, terms and conditions hereinafter expressed, the parties hereto hereby agree as follows:

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1 "Affiliate" of a business entity shall mean any division of said entity and any firm, partnership, joint venture, corporation, association, limited liability company, business enterprise, or other business organization that is controlled by said business entity. For purposes of this definition, control of an organization shall mean the power to: (a) vote a majority of the securities or other interests having ordinary voting power for the election of directors or other managing persons of such organization, or (b) direct or cause the direction of the management and policies of such organization.

1.2 "Beverages" shall mean all beverages produced by or on behalf of any one in the Purchaser Group in connection with its operations, including certain carbonated, non-carbonated, alcoholic and specialty beverages, but excluding Exempt Beverages (as such term is defined herein).

1.3 "Commencement Date" shall mean the date first above written.

1.4 "Confidential Information" with respect to a party hereto shall mean information pertaining to said party and its respective business, including without limitation intended, intellectual property and other assets, business plans and financial statements, production systems and procedures, marketing and sales programs, books and records, whether disclosed in writing, orally, electronically or otherwise, or made available by observation, inspection or otherwise.

1.5 "Flavor" or "Flavors" shall mean any and all flavors used in the production of Beverages.

1.6 "Purchaser Group" shall mean Purchaser and its Affiliates.

I. SCOPE

2.1 This Agreement shall apply to Purchaser and all of its locations and beverage operations with respect to all of the Beverages that it produces, except for the following:

2.1.1 Beverages of anyone in the Purchaser Group that, on the date hereof, are subject to exclusive requirements agreements with third parties (individually, a "Third Party Agreement" or, collectively, the "Third Party Agreements"),

2.1.2 Beverages developed, produced, marketed, distributed or sold : (a) by third parties that anyone in the Purchaser Group acquires or has acquired, (b) by third parties that anyone in the Purchaser Group agrees to develop, produce, market, distribute or sell for third parties, or (c) by third parties or anyone in the Purchaser Group that are the subject of joint ventures, transactions or other arrangements between anyone in the Purchaser Group and third parties, and

2.1.3 Beverages for which Seller does not agree to provide Flavors at a competitive price per Article V herein.

The Beverages described in Subsections 2.1.1, 2.1.2 and 2.1.3 shall hereinafter be collectively referred to as the "Exempt Beverages".

2.2 Notwithstanding anything to the contrary contained in Subsection 2.1.1 of Section 2.1 above, in the event that at any time during the term of this Agreement any portion of the Exempt Beverages of Purchaser described in said Subsection 2.1.1 shall no longer be subject to a Third Party Agreement, then such Exempt Beverages shall no longer be exempted from this Agreement, shall be deemed to fall under the scope of this Agreement immediately and automatically upon the expiration or termination of the respective Third Party Agreement, and shall continue to fall under the scope of this Agreement for the duration of the term hereof. In furtherance thereof, Purchaser hereby covenants that following the event of termination or expiration of any Third Party Agreement with respect to Exempt Beverages of Purchaser described in said Subsection 2.1.1 and during the term hereof, it shall not enter into another Third Party Agreement for the Exempt Beverages of Purchaser described in said Subsection 2.1.1 that no longer have a Third Party Agreement apply (such other Third Party Agreement being referred to as an "Improper Third Party Agreement", and such Exempt Beverages being referred to as "Improperly Exempted Beverages"). Purchaser further agrees that any such subsequent Improper Third Party Agreement, if entered into for Improperly Exempted Beverages, shall have no effect, and Seller shall have the right to demand payment from Purchaser and Purchaser shall have the obligation to pay Seller, in accordance with the terms of this Agreement, the full amount for the Flavors that would have been used in the production during the term of this Agreement of the Improperly Exempted Beverages that are the subject of the Improper Third Party Agreement. Notwithstanding anything contrary contained herein, any and all payment obligations of Purchaser under this Section 2.2, shall survive the expiration or earlier termination of this Agreement and shall continue until all such payment obligations are satisfied.

2.3 With respect to Exempt Beverages described in Subsection 2.1.2 of Section 2.1, Purchaser will use its reasonable efforts to acquire or cause the acquisition of Flavors for said Exempt Beverages from Seller, which: (a) with respect to Exempt Beverages described in clause (a) of said Subsection, will consist of considering the possibility and advisability of changing Flavors suppliers for Beverages that anyone in the Purchaser Group acquires, and (b) with respect to Exempt Beverages described in clauses (b) and (c) of said Subsection, will consist of communicating to the third parties described in said clauses that Purchaser uses Seller for Flavors and suggesting that Seller be used for those Exempt Beverages.

2.4 This Agreement does not constitute a purchase order for Flavors from Seller or an agreement to acquire any Flavor quantity or kind. Flavors purchased pursuant to this Agreement for use in Purchaser's Beverages shall be made with purchase orders issued by the Purchaser or its Co-Packer(s) (as defined hereinbelow) to the Seller.

III. RESEARCH AND DEVELOPMENT

3.1 From time to time, Purchaser may request in writing that Seller develop a Flavor for Beverages for anyone in the Purchaser Group. Upon such request being made, Seller shall use its best efforts to develop the requested Flavor for Purchaser to Seller's satisfaction within a reasonable time. In the event Seller is unable to develop the requested Flavor to Seller's satisfaction within said time, Purchaser may contact any third parties to develop the requested Flavor without affecting any of its rights under this Agreement.

3.2 Upon Seller finalizing the development of a Flavor at Purchaser's request and to Purchaser's satisfaction, Seller shall set forth the Flavor's formula in written form and deliver it to Purchaser along with a flavor delivery, license and confidentiality agreement with respect thereto in the form of Exhibit A hereto. Seller represents and warrants the following with respect to each flavor it develops at Purchaser's request, which shall deemed to be true at the time the development of each said flavor is finalized: (a) the flavor meets all applicable requirements for flavors set forth in any and all applicable laws, rules and regulations, including, but not limited to those of the United States Food and Drug Administration, (b) the flavor and/or its formula do not infringe on the intellectual property or other rights of another, (c) the flavor and/or its formula were never before developed or produced, other than at the request of Purchaser, and (d) the flavor is merchantable and fit for flavoring beverages and for consumption. It is understood that all formulas for Flavors developed by Seller for anyone in the Purchaser Group shall be the property of Seller.

3.3 It is understood that once the Flavors have arrived at the Purchaser's or Co-Packer's premises, the sole responsibility for their use and their contents shall rest with the Purchaser or the respective Co-Packer, except that each Flavor will be merchantable and fit for flavoring beverages and for consumption for the shelf-life specified on the container thereon, which in no event shall be less than six (6) months following delivery to the respective Co-Packer.

IV. SALE OF GOODS

4.1 Seller shall sell to Purchaser and/or any entity(ies) designated in writing by Purchaser to produce Beverages for or on Purchaser's behalf (the "Co-Packer"), and Purchaser shall purchase or cause the Co-Packer to purchase from Seller all of the Flavors that Purchaser or the Co-Packer shall require to produce any and all Beverages for or on behalf of Purchaser, subject to the exceptions, terms and conditions set forth herein.

4.2 Both parties hereto agree that this Agreement is intended to be a requirements arrangement between such parties, the intent being that Purchaser shall only purchase Flavors for the production of Beverages from Seller, except under certain circumstances and subject to the exceptions, terms and conditions set forth herein. Notwithstanding anything to the contrary contained herein, Seller may not share information about nor sell Flavors to individuals and/or entities other than the Purchaser without Purchaser's prior written consent. It is understood that Seller may sell to other beverage customers flavors not developed for or licensed to anyone in the Purchaser Group

V. PRICING

5.1. It is understood that the services to be rendered by Seller to Purchaser pursuant to Article III shall be in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which Seller hereby acknowledges.

5.2 When Purchaser needs a Flavor for Beverages produced for or on behalf of Purchaser or others in the Purchaser Group, Purchaser shall notify Seller of the Flavor and amount that is needed, the desired delivery manner and date, the place where delivery is to be made, other terms sought by Purchaser, and the form of purchase order that would apply, if any (the "Pricing Request"). Seller and Purchaser shall thereupon engage in a discussion to arrive at the aggregate price that would apply for the total amount of Flavor needed and all other costs and expenses related thereto (collectively, the "Flavor Cost"), including without limitation a discussion of the price to be charged for each Flavor ingredient.

5.3 In the event that Purchaser and Seller arrive at a mutually acceptable Flavor Cost within 30 days after Seller's receipt of the respective Pricing Request, said Flavor Cost will apply to the order placed by Purchaser or the respective Co-Packer for the respective Flavor to be used in producing a Beverage for or on behalf of Purchaser or others in the Purchaser Group under the terms of the Pricing Request.

5.4 In the event that Purchaser and Seller are unable to arrive at a mutually acceptable Flavor Cost within 30 days after Seller's receipt of the respective Pricing Request, Purchaser shall issue a written Pricing Request to at least two other flavor producers (the last Flavor Cost quoted by Seller during the aforementioned discussions being "Seller's Negotiated Quote") and the following shall apply:

5.4.1 If two or more flavor producers respond with a Flavor Cost that is at least twenty percent (20%) lower than Seller's Negotiated Quote, Purchaser shall communicate the lower Flavor Costs to Seller, and Seller may match a quoted Flavor Cost selected by Purchaser by giving Purchaser written notice thereof within five (5) days after receiving notice of the lower Flavor Costs, time being of the essence. Upon Seller giving notice to Purchaser of matching the

lower Flavor Cost selected, said Flavor Cost will apply to the order placed by Purchaser or the respective Co-Packer from Seller for the respective Flavor to be used in producing a Beverage for or on behalf of Purchaser or others in the Purchaser Group under the terms of the Pricing Request. If Seller declines or fails to give notice to Purchaser of matching the lower Flavor Cost selected within five (5) days after receiving notice of the lower Flavor Costs, time being of the essence, Purchaser shall be free to purchase the respective Flavor from any of the flavor producers to whom a Pricing Request was issued and that replied with a Flavor Cost that is at least twenty percent (20%) lower than Seller's Negotiated Quote. In the event Purchaser purchases a Flavor from any of the flavor producers pursuant to this Section 5.4.1, Seller shall not be responsible for the quality of the taste of said Flavor. If the flavor is one that has been developed by Seller, Purchaser may disclose that flavor formula and related information to the third party flavor producer; provided said third party flavor producer signs a manufacturer's confidentiality agreement in the form of Exhibit B hereto (the "Manufacturer's Confidentiality Agreement").

5.4.2 If less than two flavor producers respond with a Flavor Cost that is at least twenty percent (20%) lower than Seller's Negotiated Quote, Seller's Negotiated Quote will apply to the order placed by Purchaser or the respective Co-Packer from Seller for the respective Flavor to be used in producing a Beverage for or on behalf of Purchaser or others in the Purchaser Group under the terms of the Pricing Request.

5.5 If the flavor is not one that has been developed by Seller, Seller shall sign a Manufacturer's Confidentiality Agreement or such other agreement as may be required by the developer of said flavor (the "Third Party Developer Confidentiality Agreement"). If Seller fails to sign said Manufacturer's Confidentiality Agreement or Third Party Developer Confidentiality Agreement within five (5) days after being requested to do so, time being of the essence, Purchaser shall be free to purchase the respective Flavor from any other flavor producer.

VI. PURCHASE ORDERS/INVOICES

6.1 Purchase orders will be issued by Purchaser or a Co-Packer and shall be subject to the terms and conditions therein. In the event of a conflict between the provisions of any purchase order issued by Purchaser, on the one hand, and the provisions of the respective Pricing Request and this Agreement, on the other hand, the conflicting terms in the latter shall take precedence. In the event of a conflict between the provisions of the respective Pricing Request and this Agreement, the conflicting terms in this Agreement shall take precedence.

6.2 Invoices shall be submitted by Seller to the entity issuing the respective purchase order and at the address set forth therein, and such invoices shall accompany the shipment of any Flavors pursuant to the respective purchase order. Where Co-Packer issues a purchase order and is responsible for its payment, a copy of the respective invoice will also be delivered to Purchaser on or after delivery of the respective shipment of Flavors. Invoices shall reference the purchase order number, the amount of Flavors contained in such shipment, and such other information as may be reasonably requested.

and its Affiliates

* Notwithstanding , Purchaser, shall remain responsible for and guarantees the payment of all purchase orders issued by those other than Purchaser, such as by way of example and not of limitation, a Co-Packer.

I. PAYMENT

7.1 Payment of all sums due to Seller with respect to a purchase order is the sponsibility of the one issuing said purchase order.* Payment terms applicable to an invoice all be agreed to between Seller and the one issuing the respective purchase order, except for e pricing terms described in Article V; provided that Seller shall allow payment of the spective purchase order to be within thirty (30) days following receipt of Seller's invoice by e issuer of the purchase order. It is contemplated that substantially all, if not all, purchase ders will be issued by Purchaser's Co-Packer. ~~It is understood that Purchaser has no obligation responsibility with respect to the payment of invoices for purchase orders issued by others, ch as by way of example and not of limitation, a Co-Packer.~~

7.2 If at any time during the term of this Agreement, the financial condition of the suer of a purchase order becomes impaired or unsatisfactory to Seller, or, in Seller's sole and solute discretion, inadequate to meet said issuer's obligations under the respective purchase der, Seller, at its sole option, may require cash or satisfactory security before making ipments or deliveries to said issuer under this Agreement.

7.3 Upon a purchase order issuer's failure to pay any undisputed invoiced amount n due, Seller may, at its sole option, without prejudice to other lawful remedies, terminate its igation to sell Flavors to said issuer or suspend further shipments and deliveries, to said suer; provided that Seller gives Purchaser notice of such failure and at least fifteen (15) days om Purchaser's receipt of such notice to: (i) pay the overdue amounts on behalf of said issuer (ii) substitute the original issuer for another that is acceptable to Seller. No forbearance, urse of dealings, or prior payment shall affect Seller's right under this Agreement.

II. DELIVERY

Delivery dates stated on the Pricing Request shall be the date when delivery is to take ace, which in no event will be more than thirty (30) days following Seller's receipt of the spective purchase order.

C. CLAIMS

Seller hereby acknowledges and agrees that Purchaser has the right to make a claim for y defective materials, imperfect manufacture, shortage in count and/or for any other cause, lated to the Flavors purchased by the Purchaser or the Co-Packer.

. CERTAIN REPRESENTATIONS AND WARRANTIES

Each party hereto hereby represents and warrants to the other the following:

10.1 With respect to itself: (a) it is the form of entity described in the opening agraph, duly organized, validly existing and in good standing under the laws of the state of its anization, and (b) it has all requisite power and authority to conduct its business, execute and liver this Agreement and the documents it is and will be executing and delivering pursuant to is Agreement, and perform its obligations hereunder and under said documents.

10.2 This Agreement constitutes its legal, valid and binding obligation, enforceable nst it in accordance with its terms.

XI. CONFIDENTIAL INFORMATION

11.1 The parties understand and agree that Confidential Information shall remain confidential and shall, except as may otherwise be required by law and then only to the limited specific extent required by such law, only be disclosed to third parties, in writing or orally, upon prior written agreement between the parties hereto and then only to the limited specific extent of such prior written agreement.

11.2 All Confidential Information of a party now or hereafter furnished shall be deemed to be the sole property of said party.

11.3 No party hereto may use another's Confidential Information without written authorization of the one whose Confidential Information it is.

11.4 Recognizing the sensitive nature of the Confidential Information and the rreparable harm which may befall the parties in the event of a violation by either party of any of he provisions of this Article XI, the parties agree that in the event of any violation by either party hereunder, the injured party, in addition to any other remedies available at law, may seek njunctive relief against the other party without the necessity of proving actual damages or posting a bond or any other security. In the event the injured party is required to commence said njunctive action under this Article XI on account of a breach by the other party hereunder, the other party shall be liable and pay for such reasonable attorneys' fees and disbursements which njured party may incur in such action, if the injured party succeeds in obtaining a permanent njunction.

XII. OUTSOURCING

Seller may at any time, and from time to time, during the initial and subsequent, if any, ms of this Agreement, outsource to a third party or parties the production of the Flavors; rovided: (a) Seller gives thirty (30) days prior written notice to Purchaser and the one in the urchaser Group for which the respective Flavor is being produced, and (b) the third party first gns a Manufacturer's Confidentiality Agreement or Third Party Developer Confidentiality greement and delivers it to the one in the Purchaser Group for which the Flavor it is being oduced. It is understood that despite Seller's outsourcing, Seller remains obligated for the oduction of all Flavors.

XIII. TERM

13.1 The term of this Agreement shall commence on the Commencement Date and all continue for a period of ten (10) years therefrom, unless terminated sooner pursuant to ction 13.2 below.

13.2 After the initial ten (10) year term, this Agreement shall renew automatically for cessive one (1) year periods, unless terminated pursuant to the relevant provisions of Article V below.

13.3 Upon expiration or termination of this Agreement, both parties shall be bound by XI indefinitely, unless otherwise agreed to in writing.

V. DEFAULT AND TERMINATION

14.1 During the initial ten (10) year term, this Agreement shall terminate upon the first occur of the following:

14.1.1 Seller has breached any of its material obligations hereunder, or has breached any of its covenants, representations or warranties hereunder and any and all such breaches have not been cured within fifteen (15) days, or substantial measures have not been undertaken by Seller to cure such breaches within fifteen (15) days from having received notice thereof from Purchaser;

14.1.2 The written consent of each of the parties hereto;

14.1.3 Upon Purchaser's failure to timely make any payment due by Purchaser under this Agreement to Seller after fifteen (15) business days prior written notice of Seller's election to terminate this Agreement for such failure;

14.1.4 Purchaser has breached any of its material obligations hereunder, or has breached any of its covenants, representations, or warranties hereunder and any and all such breaches have not been cured within fifteen (15) days, or substantial measures have not been undertaken by Purchaser to cure such breaches within fifteen (15) days from having received notice thereof from Seller; or

14.1.5 At any time during the ninth (9th) year of this Agreement, provided that such termination notice is received by the non-terminating party no later than sixty (60) days prior to the tenth (10th) anniversary date of the Commencement Date (the "Termination Notice Date"). If such termination notice is received by the non-terminating party prior to the Termination Notice Date, such termination shall become effective on the date that is the tenth (10th) anniversary of the Commencement Date.

14.2 In the event that this Agreement is not terminated within the initial ten (10) year term, it shall renew automatically for successive one (1) year periods until terminated by the first to occur of the following:

14.2.1 Any of the events specified in the immediately preceding Section 14.1; or

14.2.2 Written notice is given by one party to the other no later than sixty (60) days prior to the termination of the respective one (1) year period, with such termination being effective upon the expiration of the respective one (1) year period.

XV. MISCELLANEOUS

15.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

15.2 This Agreement constitutes the entire understanding between the parties with respect to the subject matter addressed herein and supersedes all prior agreements, whether written or oral, entered into by the parties with respect to such subject matter. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto and signed by each of the parties.

15.3 This Agreement shall be construed and the relationship between the parties determined in accordance with the laws in the State of New York, United States of America, without regard to the conflicts of laws principles thereof. In the event action is commenced under this Agreement, the parties hereto hereby waive any defense based upon forum non-

conviens, or other judicial grounds, and hereby consent and submit to the personal jurisdiction and venue of the state and federal courts located in the County and State of New York.

15.4 All notices hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or to such other address for a party as shall be specified by like notice):

If to Seller:

Wynn Starr Flavors, Inc.
5 Pearl Court
Allendale, New Jersey 07401

If to Purchaser:

Drinks Americas Inc.
372 Danbury Road
Wilton, Connecticut 06897

15.5 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

15.6 This Agreement maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date :st above written.

DRINKS AMERICAS INC.

By: ____________________
Name: J. Patrick Kenney
Title: Chief Executive Officer

WYNN STARR FLAVORS, INC.

By: ____________________
Name: HAROLD ALBERTS
Title: V.P.